Exhibit 99.1

WHITEHORSE FINANCE, INC. ANNOUNCES OFFERING OF $30.0 MILLION

SENIOR NOTES DUE 2023

NEW YORK, NY, July 17, 2018 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (NASDAQ:WHF) today announced that it has agreed to sell in a private offering, $30.0 million aggregate principal amount of its 6.00% Senior Notes due 2023 (the “2023 Senior Notes”). The 2023 Senior Notes have been offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) in reliance on Section 4(a)(2) of the Securities Act. The closing of the transaction is subject to customary closing conditions, and the 2023 Senior Notes are expected to be delivered and paid for on August 7, 2018. The Company intends to use the net proceeds from this offering, together with cash on hand, to redeem all of its 6.50% Senior Notes due 2020.

The 2023 Senior Notes are unsecured and bear interest at a rate of 6.00% per year, payable semiannually. This interest rate is subject to increase (up to 6.50%) in the event that, subject to certain exceptions, the 2023 Senior Notes cease to have an investment grade rating. The 2023 Senior Notes will mature on August 7, 2023, unless redeemed, purchased or prepaid prior to such date by the Company or its affiliates in accordance with their terms.

The 2023 Senior Notes have not and will not be registered under the Securities Act, and the 2023 Senior Notes may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the 2023 Senior Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with approximately $25 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit www.higcapital.com. For more information about the Company, please visit www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Edward Giordano

WhiteHorse Finance, Inc.

305-379-2322

egiordano@higwhitehorse.com

Sean Silva

Prosek Partners

646-493-9632

ssilva@prosek.com

Source: WhiteHorse Finance, Inc.